Exhibit 99.1

FOR IMMEDIATE RELEASE:

Conn’s, Inc. Reports Second-Quarter Fiscal 2015 Financial Results

Twelfth consecutive quarter of same store sales growth

Provision for credit losses higher than expected

THE WOODLANDS, TEXAS, Sept. 2, 2014 – Conn’s, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances, consumer electronics and provider of consumer credit, today announced its financial results for the second quarter ended July 31, 2014.

Second-quarter fiscal 2015 significant items include (on a year-over-year basis unless noted):

•	Consolidated revenues increased 30.4% to $353.0 million;

•	Same store sales increased 11.7%, on top of an 18.4% increase a year ago;

•	Retail gross margin increased 250 basis points to 40.8%;

•	Furniture and mattress sales increased 60.6% and accounted for 30.8% of total product sales;

•	Opened eight Conn’s HomePlus® stores in seven new markets;

•	Invested in employees and marketing in advance of the opening of four new stores in August;

•	Adjusted retail segment operating income increased 39.1% to $35.7 million;

•	Credit segment operating income declined $7.7 million to an operating loss of $0.2 million;

•	The percentage of the customer portfolio balance 60+ days delinquent increased 70 basis points sequentially to 8.7% as of July 31, 2014;

•	Credit segment provision for bad debts on an annualized basis was 13.9% of the average outstanding portfolio balance in the current quarter and 11.1% on an annualized basis for the first six months of fiscal 2015;

•	Diluted earnings was $0.48 per share, compared to $0.52 per share in the prior year;

•	Adjusted diluted earnings was $0.50 per share, compared to $0.52 per share a year ago; and

•	Full-year fiscal 2015 guidance was updated to a range of $2.80 to $3.00 adjusted earnings per diluted share. The new full-year guidance reflects primarily the impact of higher expected provision for bad debts and the issuance of $250 million in 7.25% senior unsecured notes in July 2014.

Theodore M. Wright, Conn’s chairman and chief executive officer commented, “The retail segment had another outstanding quarter with higher gross margins, expanded operating margins, and the 12th consecutive quarter of increasing same store sales. Strategies to grow sales of our most profitable product lines are proving enduringly successful.

“Over the last five months we have successfully opened an additional 14 stores, in 11 markets. We are reaching customers that were underserved before, giving low-income consumers the opportunity to purchase quality, durable, branded products for their homes at affordable monthly payments.

“Overall results were not satisfactory. Our credit operations ran into unexpected headwinds, resulting in portfolio performance deterioration. Despite tighter underwriting, lower early-stage delinquency and improved collections staffing and execution, delinquency unexpectedly deteriorated across all credit quality levels, customer groups, product categories, geographic regions and years of origination. Tighter underwriting and better collections execution did not offset deterioration in our customer’s ability to resolve delinquency.

“Delinquency rates improved through May and increased modestly in June, consistent with typical seasonal trends. However, over sixty-day delinquency rates unexpectedly deteriorated a combined 90 basis points in July and August. We now expect future 60-plus day delinquency to increase to levels above our historical highs in the third and fourth quarter of fiscal 2015. Early stage delinquency remains lower than historical averages through August.

“We have made additional minor changes to tighten underwriting in August. Over time, more of the total portfolio will have been originated under the tighter underwriting policies implemented in late fiscal 2014 and early fiscal 2015. Declining sales of electronics as a percentage of total sales, slower expected originations growth and an expected reduction in the percentage of originations to new customers should also benefit future portfolio performance. Longer term, we believe the changes necessary to optimize portfolio performance are in place, although we may not return to credit loss rates of prior years.

“In response to higher delinquency, we are reducing the level of no-interest programs and raising the interest rates in some markets to increase portfolio yield.

“As it has been for half a century, our combined retail and credit business model proved its strength and resiliency. Retail profitability cushioned the impact of credit performance volatility inherent in subprime consumer credit. Had we not pushed ahead to expand our retail sales, we would not have mitigated negative credit trends by strongly growing retail profits.

“We remain confident in the business model. The mid-point of our revised guidance for the full year assumes EPS growth of 12% and a 17% return on equity. This performance is expected to be achieved while absorbing high customer acquisition costs from credit losses on new customers, elevated advertising expenses in new markets and inefficiently utilized distribution infrastructure. As our expansions mature and growth pace declines to more stable and predictable rates, we anticipate our performance will be more stable as well.”

Retail Segment Second-Quarter Results (on a year-over-year basis unless otherwise noted)

Total retail revenues increased $64.6 million, or 28.8%, to $288.6 million for the quarter ended July 31, 2014. The retail revenue growth reflects the impact of the net addition of 14 stores over the past 12 months as well as an 11.7% increase in same store sales this quarter. The company’s decision to discontinue sales of lower-margin lawn equipment reduced the reported year-over-year sales increase by $9.3 million. Excluding the impact of lawn equipment revenues, same store sales rose 17.1% over the prior year period.

The following table presents net sales by category and changes in net sales for the current and prior-year quarter:

	Three Months Ended July 31,				Change	% Change	Same store % change
	2014	% of Total	2013	% of Total
	(dollars in thousands)
Furniture and mattress	$81,373	28.2%	$50,668	22.6%	$30,705	60.6%	30.3%
Home appliance	84,355	29.3	63,857	28.5	20,498	32.1	19.4
Consumer electronics	68,945	23.9	55,766	24.9	13,179	23.6	7.8
Home office	24,061	8.3	18,712	8.4	5,349	28.6	14.2
Other	5,432	1.9	14,460	6.5	(9,028)	(62.4)	(66.5)

Product sales	264,166	91.6	203,463	90.9	60,703	29.8	11.8
Repair service agreement commissions	20,732	7.2	17,166	7.7	3,566	20.8	11.4
Service revenues	3,383	1.2	3,083	1.4	300	9.7

Total net sales	$288,281	100.0%	$223,712	100.0%	$64,569	28.9%	11.7%

The following provides a summary of items influencing Conn’s product category performance during the quarter, compared to the prior-year period:

•	Furniture unit sales increased 49.1% and the average selling price increased 6.8%;

•	Mattress unit volume increased 32.2% and the average selling price increased 24.7%;

•	Home appliance unit volume increased 20.3% with an 8.9% increase in average selling price. Laundry sales increased 41.1%, refrigeration sales increased 30.8%, cooking sales increased 27.4%, air conditioning sales declined 1.6%;

•	Television sales increased 16.2% in total and 0.8% on a same store basis. Gaming hardware sales increased more than 500% and home theater sales increased 36.6%;

•	Computer sales increased 56.2% and tablet sales declined 27.7%; and

•	Other sales declined 62.4% due to the exit from the lawn equipment category.

Retail gross margin increased 250 basis points to 40.8% for the quarter ended July 31, 2014. The year-over-year increase in retail gross margin is attributable to the significant growth in higher-margin furniture and mattress sales and gross product margin expansion in each of the major product categories. Furniture and mattress sales contributed 30.8% of the total product sales and 42.0% of the total product gross profit in the current period. For the second quarter of fiscal 2015, home appliance accounted for 29.2% of total product gross profit, consumer electronics generated 21.0% of total product gross profit and home office contributed 5.6% of total product gross profit.

In connection with the opening of eight stores in the second quarter of fiscal 2015, the company incurred $6.6 million in unlevered operating expenses reducing current-quarter adjusted operating income to $35.7 million. Approximately two-thirds of these costs were included in selling, general and administrative expenses, with the balance in cost of goods sold. This compares with $2.5 million of similar expenses in the prior-year period. The pace of new store opening will decline over the balance of fiscal 2015, with a total of six planned in the third quarter and two scheduled to open in the fourth quarter.

Credit Segment First-Quarter Results (on a year-over-year basis unless otherwise noted)

Credit revenues increased 37.8%, to $64.3 million. The credit revenue growth was attributable to the increase in the average receivable portfolio balance outstanding. The customer portfolio balance equaled $1.18 billion at July 31, 2014, rising 39.9%, or $336.2 million from the prior year. The portfolio interest and fee income yield was 18.2% for the second quarter, up 30 basis points from the prior year.

Provision for bad debts increased $18.3 million to $39.6 million for the second quarter, for a 13.9% annualized provision rate, up 330 basis points from the prior year. The increase was driven primarily by a 41.1% increase in the average portfolio balance, on a 24.9% increase in loan originations over the same period in the prior year, and higher than expected delinquency and future charge-offs. An increase in the balance of accounts which are accounted for as troubled debt restructurings to $62.1 million, or 5.3% of the total portfolio balance, was responsible for $3.4 million of the increase in the provision for bad debts. The percentage of the customer portfolio balance greater than 60-days delinquent was 8.7% as of July 31, 2014, which compares to 8.0% as of April 30, 2014 and 8.2% as of July 31, 2013. As of August 31, 2014, the percentage of the customer portfolio balance greater than 60-days delinquent was 9.2%.

Additional information on the credit portfolio and its performance may be found in the table included within this press release and in our Quarterly Report on Form 10-Q for the quarter ended July 31, 2014, to be filed with the Securities and Exchange Commission.

Second-Quarter Net Income Results

For the quarter ended July 31, 2014, Conn’s reported net income of $0.48 per diluted share, which includes a pretax charge of $1.5 million associated with facility closures, compared to $0.52 per diluted share for the prior-year quarter.

Store Update

Conn’s opened a total of eight HomePlus® stores in several new markets during the second quarter. In addition to the two previously announced stores that opened in Tennessee in May, stores were opened in Phoenix, Ariz.; Florence, S.C.; Las Vegas, Nev.; Madison (Nashville), Tenn.; Jackson, Miss.; and Odessa, Texas. In addition, the company closed one store in Louisiana and remodeled or relocated three other stores during the second quarter. With new store openings and the remodeling or relocation of existing stores, 65 of our 86 stores were operating in the Conn’s HomePlus® format at July 31, 2014.

In August, Conn’s opened four additional stores in Arvada (Denver), Colo.; Greenville, S.C.; Lubbock, Texas; and Tucson, Ariz.

Capital and Liquidity

On July 1, 2014, Conn’s issued $250.0 million of 7.25% senior unsecured notes due 2022 (the “Senior Notes”). The Senior Notes were sold at par, and resulted in net proceeds to the company of $243.4 million, after deducting the initial purchasers’ discounts and commissions and other offering expenses. In July, Conn’s also sold and leased back three owned properties, which resulted in the receipt of net proceeds of $19.3 million. The proceeds from the offering and the sale of properties were used to reduce borrowings under the company’s $880 million asset-based credit facility.

As of July 31, 2014, the company had $361.2 million of borrowings outstanding under its asset-based credit facility. The company had $395.5 million of immediately available borrowing capacity, with an additional $121.6 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base.

Outlook and Guidance

Conn’s updated its fiscal year 2015 earnings guidance to a range of $2.80 to $3.00 per diluted share on an adjusted basis. The company expects to generate diluted earnings per share of between $2.75 and $2.95 for the 12 months ended January 31, 2015, which includes charges of approximately $0.05 per diluted share associated with facility closures and lease terminations during the first six months of fiscal 2015. The following assumptions were considered in developing the full-year guidance:

•	General economic conditions impacting our customers or potential customers;

•	Same stores sales up 5% to 10%;

•	New store openings of 18;

•	Ten store closures;

•	Discontinued sales of lawn equipment;

•	Retail gross margin between 40.0% and 41.0%;

•	An increase in the credit portfolio balance;

•	Credit portfolio interest and fee yield of between 17.5% to 18.0%;

•	Credit segment provision for bad debts of between 11.0% and 12.0% of the average portfolio balance outstanding based on the same store sales expectations presented above, and influenced by the level of customer receivables accounted for as troubled debt restructurings;

•	Selling, general and administrative expense of between 28.5% and 29.0% of total revenues;

•	Issuance of $250.0 million of 7.25% senior unsecured notes on July 1, 2014; and

•	Diluted shares outstanding of approximately 37.0 million.

Conference Call Information

Conn’s will host a conference call and audio webcast on Tuesday, September 2, at 10 a.m. CT / 11 a.m. ET, to discuss its earnings and operating performance for the fiscal 2015 second quarter. A link to the live webcast, which will be archived for one year, and slides to be referred to during the call will be available at http://ir.Conns.com. Participants may also join the live call by dialing 877-754-5302 or 678-894-3020.

Replay of the telephonic call can be accessed through September 9 by dialing 855-859-2056 or 404-537-3406 and Conference ID: 85285941.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating 89 retail locations in Arizona, Colorado, Louisiana, Mississippi, Nevada, New Mexico, Oklahoma, South Carolina, Tennessee and Texas. The company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LCD, LED, 3-D, Ultra HD and plasma televisions, Blu-ray players, home theater and video game products, digital cameras and portable audio equipment; and

•	Home office, including computers, tablets, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to continue existing or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for our major product offerings; our ability to protect against cyberattacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and our employees, our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed in our SEC reports, including but not limited to, our Annual Report on Form 10-K for our fiscal year ended January 31, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions or update to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN’S, INC. AND SUBSIDIARIES

CONDENSED, CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2014	2013	2014	2013
Revenues
Total net sales	$288,281	$223,712	$565,910	$433,160
Finance charges and other	64,683	46,977	122,502	88,592

Total revenues	352,964	270,689	688,412	521,752
Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	168,717	136,040	329,499	259,497
Cost of parts sold, including warehousing and occupancy costs	1,871	1,318	3,290	2,724
Selling, general and administrative expense	107,303	78,757	207,507	152,012
Provision for bad debts	39,585	21,382	61,843	35,319
Charges and credits	1,492	—	3,246	—

Total cost and expenses	318,968	237,497	605,385	449,552

Operating income	33,996	33,192	83,027	72,200
Interest expense	6,247	3,135	10,971	7,006
Other income, net	—	(32)	—	(38)

Income before income taxes	27,749	30,089	72,056	65,232
Provision for income taxes	10,099	10,927	25,937	23,894

Net income	$17,650	$19,162	$46,119	$41,338

Earnings per share:
Basic	$0.49	$0.54	$1.27	$1.16
Diluted	$0.48	$0.52	$1.25	$1.13
Average common shares outstanding:
Basic	36,209	35,777	36,172	35,549
Diluted	36,972	36,849	36,951	36,688

CONN’S, INC. AND SUBSIDIARIES

CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION

(unaudited)

(dollars in thousands)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2014	2013	2014	2013
Revenues
Product sales	$264,166	$203,463	$518,386	$394,323
Repair service agreement commissions	20,732	17,166	40,986	33,155
Service revenues	3,383	3,083	6,538	5,682

Total net sales	288,281	223,712	565,910	433,160

Finance charges and other	343	290	809	629

Total revenues	288,624	224,002	566,719	433,789
Cost and expenses
Cost of goods sold, including warehousing and occupancy costs	168,717	136,040	329,499	259,497
Cost of parts sold, including warehousing and occupancy costs	1,871	1,318	3,290	2,724
Selling, general and administrative expense	82,336	60,910	158,666	118,420
Provision for bad debts	—	72	44	186
Charges and credits	1,492	—	3,246	—

Total cost and expenses	254,416	198,340	494,745	380,827

Operating income	34,208	25,662	71,974	52,962
Other income, net	—	(32)	—	(38)

Income before income taxes	$34,208	$25,694	$71,974	$53,000

Retail gross margin	40.8%	38.3%	41.1%	39.3%
Selling, general and administrative expense as percent of revenues	28.5%	27.2%	28.0%	27.3%
Operating margin	11.9%	11.5%	12.7%	12.2%

Number of stores:
Beginning of period	79	70	79	68
Opened	8	2	10	4
Closed	(1)	—	(3)	—

End of period	86	72	86	72

CONN’S, INC. AND SUBSIDIARIES

CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION

(unaudited)

(dollars in thousands)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2014	2013	2014	2013
Revenues
Finance charges and other	$64,340	$46,687	$121,693	$87,963
Cost and expenses
Selling, general and administrative expense	24,967	17,847	48,841	33,592
Provision for bad debts	39,585	21,310	61,799	35,133

Total cost and expenses	64,552	39,157	110,640	68,725

Operating income (loss)	(212)	7,530	11,053	19,238
Interest expense	6,247	3,135	10,971	7,006

Income (loss) before income taxes	$(6,459)	$4,395	$82	$12,232

Selling, general and administrative expense as percent of revenues	38.8%	38.2%	40.1%	38.2%
Operating margin	(0.3)%	16.1%	9.1%	21.9%

CUSTOMER RECEIVABLE PORTFOLIO STATISTICS

(dollars in thousands, except average outstanding balance per account)

	July 31,
	2014	2013
Total outstanding balance	$1,179,314	$843,071
Weighted average credit score of outstanding balances	592	595
Number of active accounts	666,099	519,867
Weighted average months since origination of outstanding balance	8.5	8.9
Average outstanding customer balance	$1,770	$1,622
Account balances 60+ days past due	$102,063	$69,158
Percent of balances 60+ days past due to total outstanding balance	8.7%	8.2%
Total account balances re-aged	$142,917	$91,067
Percent of re-aged balances to total outstanding balance	12.1%	10.8%
Account balances re-aged more than six months	$28,224	$19,891
Percent of total allowance for bad debts to total outstanding customer receivable balance	7.2%	6.3%
Percent of total outstanding balance represented by short-term, no-interest receivables	36.6%	31.9%

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2014	2013	2014	2013
Data for the periods ended:
Total applications processed	295,983	215,850	561,248	414,895
Weighted average origination credit score of sales financed	607	601	606	601
Percent of total applications approved	45.3%	51.7%	46.6%	51.6%
Average down payment	3.6%	3.1%	3.9%	3.5%
Average income of credit customer at origination	$39,700	$40,500	$39,200	$39,900
Average total outstanding balance	$1,137,890	$806,653	$1,110,501	$780,825
Bad debt charge-offs (net of recoveries)	$28,556	$14,176	$49,748	$25,731
Percent of bad debt charge-offs (net of recoveries) to average outstanding balance, annualized	10.0%	7.0%	9.0%	6.6%
Weighted average monthly payment rate	5.0%	5.2%	5.4%	5.7%
Provision for bad debts	$39,585	$21,310	$61,799	$35,133
Provision for bad debts as a percentage of average outstanding balance	13.9%	10.6%	11.1%	9.0%
Percent of retail sales paid for by:
In-house financing, including down payment received	77.0%	76.8%	77.2%	75.4%
Third-party financing	13.0%	12.2%	12.1%	12.0%
Third-party rent-to-own options	3.9%	2.5%	4.0%	3.1%

Total	93.9%	91.5%	93.3%	90.5%

CONN’S, INC. AND SUBSIDIARIES

CONDENSED, CONSOLIDATED BALANCE SHEET

(unaudited)

(dollars in thousands)

	July 31, 2014	January 31, 2014
Assets
Current Assets
Cash and cash equivalents	$4,021	$5,727
Customer accounts receivable, net	583,687	527,267
Other accounts receivable, net	49,993	51,480
Inventories	137,624	120,530
Deferred income taxes	26,372	20,284
Prepaid expenses and other assets	15,257	10,307

Total current assets	816,954	735,595
Long-term customer accounts receivable, net	495,904	457,413
Property and equipment, net	112,149	86,842
Deferred income taxes	13,612	7,721
Other assets, net	10,576	10,415

Total Assets	$1,449,195	$1,297,986

Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of long-term debt	$401	$420
Accounts payable	95,963	82,861
Accrued expenses	40,214	39,334
Other current liabilities	22,006	19,992

Total current liabilities	158,584	142,607
Long-term debt	606,980	535,631
Other long-term liabilities	45,299	30,458
Stockholders’ equity	638,332	589,290

Total liabilities and stockholders’ equity	$1,449,195	$1,297,986

NON-GAAP RECONCILIATION OF RETAIL SEGMENT

OPERATING INCOME, AS ADJUSTED

(unaudited)

(dollars in thousands)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2014	2013	2014	2013
Operating income, as reported	$34,208	$25,662	$71,974	$52,962
Adjustments:
Costs related to facility closures	1,492	—	3,246	—

Operating income, as adjusted	$35,700	$25,662	$75,220	$52,962

Retail segment revenues	$288,624	$224,002	$566,719	$433,789

Operating margin
As reported	11.9%	11.5%	12.7%	12.2%
As adjusted	12.4%	11.5%	13.3%	12.2%

NON-GAAP RECONCILIATION OF NET INCOME, AS ADJUSTED

AND DILUTED EARNINGS PER SHARE, AS ADJUSTED

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2014	2013	2014	2013
Net income, as reported	$17,650	$19,162	$46,119	$41,338
Adjustments:
Costs related to facility closures	1,492	—	3,246	—
Tax impact of adjustments	(543)	—	(1,164)	—

Net income, as adjusted	$18,599	$19,162	$48,201	$41,338

Average common shares outstanding - Diluted	36,972	36,849	36,951	36,688

Earnings per share - Diluted
As reported	$0.48	$0.52	$1.25	$1.13
As adjusted	$0.50	$0.52	$1.30	$1.13

NON-GAAP RECONCILIATION OF FULL-YEAR FISCAL 2015 PROJECTED

GUIDANCE FOR EARNINGS PER DILUTED SHARE TO

ADJUSTED EARNINGS PER DILUTED SHARE

(unaudited)

(dollars per share)

	Low	High
Estimated earnings per share, diluted (GAAP)	$2.75	$2.95
Adjustments:
Facility closure costs incurred during the six months ended July 31, 2014	0.05	0.05

Adjusted earnings per share, diluted (non-GAAP)	$2.80	$3.00

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles (“GAAP”), the Company also provides the following information: adjusted net income and adjusted earnings per diluted share; adjusted retail segment operating income and adjusted operating margin; and full-year fiscal 2015 earnings guidance on an adjusted basis. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-G

Conn’s, Inc.

Director, Investor Relations

Kim P. Canning (936) 230-5899

or

S.M. Berger & Company

Andrew Berger (216) 464-6400